                                                                    Exhibit 99.1

              ABERCROMBIE & FITCH DECLARES QUARTERLY CASH DIVIDEND



NEW ALBANY, Ohio / May 20, 2004 -- Abercrombie & Fitch (NYSE: ANF) announced today that its Board of Directors has declared a quarterly dividend of $0.125 per share on the Company's common stock. The dividend is payable June 22, 2004 to shareholders of record on June 1, 2004.

Abercrombie & Fitch operated a total of 706 stores at the end of the first fiscal quarter, including 170 abercrombie stores and 177 Hollister Co. stores. The Company operates e-commerce websites at www.abercrombie.com, www.abercrombiekids.com, and www.hollisterco.com


                                   # # # # # #


For further information, call: Thomas D. Lennox
                               Director, Investor Relations and Corporate
                               Communications
                               (614) 283-6751